Exhibit 10.30

Dave Colo Offer Letter Amendment

Dear Dave:

This letter (the “Agreement”) amends the employment offer letter from Diamond Foods, Inc. (the “Company”) to you dated November 21, 2012 (the “Offer Letter”), by replacing the severance provisions under the heading of “Other Benefits.”

The “Severance upon Termination without Cause” provisions under the heading of “Other Benefits” in your Offer Letter are deleted and replaced with the following provision.

Severance upon Termination without Cause: In the event the Company terminates your employment during your first three years of service, without Cause as defined below, you will be entitled to receive the following termination benefits:

a.	Payment of 170% of your annual base salary, based on your annual base salary on the date of termination;

b.	Provided you were employed on the first anniversary of your start date, then the vested portion of your Restricted Award will be calculated as if the Restricted Award had been subject to quarterly vesting following the Employment Date;

c.	Provided you validly elect to continue coverage under COBRA, a lump-sum payment equal to twelve (12) months of your portion of premiums for you and your eligible dependents paid for continued health benefits.

d.	“Cause” means a good faith determination, that any of the following has occurred: (a) your commission of a felony or an act constituting common law fraud, which has a material adverse effect on the business or affairs of the Company or its affiliates or stockholders; (b) your intentional or willful misconduct or refusal to follow the lawful instructions of your supervisor the Board; or (c) your intentional breach of the Company confidential information obligations, which has an adverse effect on the Company or its affiliates or stockholders or (d) your material breach of this Agreement. For purposes of this definition, no act or failure to act shall be considered “intentional or willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.

Compensation payable to you in this letter is subject to recoupment pursuant to the Company’s compensation recoupment policy, if any, adopted by the Board or required by law during the term of your employment with the Company that is applicable generally to executive officers of the Company. Compensation is also subject to withholdings and all applicable taxes.

Except in respect of any severance benefits provided you under the Offer Letter, we agree no other changes are made to your Offer Letter.

Please acknowledge your agreement with the amendment by signing below and returning the original to me for filing with the Company’s records. Should you have any questions or comments, please do not hesitate to contact me.

Sincerely,

DIAMOND FOODS, INC.

By:	/s/ Linda B. Segre

Linda B. Segre
Executive Vice President and Chief Strategy and People Officer

Acknowledged and Agreed:

/s/ Dave Colo
Dave Colo Date: September 25, 2015

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